Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2007, accompanying the financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Unigene Laboratories, Inc.’s ability to continue as a going concern and an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123 (R) effective January 1, 2006) and management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2006 included in the Annual Report of Unigene Laboratories, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Unigene Laboratories, Inc. on Forms S-8 (File No. 333-01897, effective date March 22, 1996, File No. 333-35951, effective date September 19, 1997, File No. 333-52376, effective date December 21, 2000, File No. 333-85524, effective date April 4, 2002 and File No. 333-137682, effective date September 29, 2006), Form S-3 (File No. 333-124301, effective July 1, 2005 and File No. 333-133313, effective September 13, 2006) and Form S-2 ( File No. 333-109655, effective January 6, 2005).

GRANT THORNTON LLP
Edison, New Jersey
March 15, 2007